EXHIBIT 4.1

                              SNAP-ON INCORPORATED
                          EMPLOYEE STOCK OWNERSHIP PLAN

   1.   PURPOSE OF THE PLAN

   The purpose of the Plan is to provide a method by which eligible employees may purchase shares of Common Stock ("Stock") of Snap-on Incorporated (the "Company"), by payroll deductions. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under
   Section 423 of the Internal Revenue Code of 1986 and, therefore, the provisions of the Plan shall be construed in a manner consistent with the requirements of Section 423(b) of such Code.

   2.   ELIGIBILITY TO PARTICIPATE

        A. Any employee of the Company or any of its subsidiaries (except for part-time employees excludable under Section 423(b)(4) of the Code) at the offering date shall be eligible to participate in the Plan.

        B.   In any event, no employee shall be granted an option:

             (i) if, immediately after the grant, such employee would own or hold outstanding options to purchase Stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary of the Company; or

             (ii) which permits his rights to purchase Stock under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate which exceeds $25,000 of fair market value of the Stock (determined at the time such option is granted) for each calendar year in which such stock option is outstanding at any time.

   3.   NUMBER OF SHARES TO BE OFFERED

   An aggregate of 3,250,000 shares of Stock will be offered for subscription under this Plan.

   4.   OFFERING DATES

   The date of first offering under this Plan is May 15, 1970. An additional and separate offering will be made on the 15th day of May in each following year until the Plan is terminated by the Company, unless all of the shares reserved hereunder are previously purchased. Each such year from May 15 to the succeeding May 14 shall hereinafter be referred to as a "Plan Year."

   5.   PRICE

   The price per share will be the lesser of the market value of the Stock on
   (i) May 15 of a Plan Year or (ii) the succeeding May 14 of such Plan Year. Market value shall be the mean of the high and low prices for the Stock as reported by the New York Stock Exchange.

   6.   METHOD OF PAYMENT

   For each participant, payment is to be made through payroll deductions on each payroll date applicable to the participant during the Plan Year commencing with the first payroll date on or after June 1 of the Plan Year, with no right of prepayment. Subject to further procedures which may be established by the Board of Directors for the efficient operation of the Plan, the specified payroll deduction must be in even dollar amounts.

   7.   HOW AND WHEN TO ENTER THE PLAN

   If an eligible employee wishes to subscribe, an authorization form supplied by the Company must be signed and delivered to the Company between May 15 and June 1 of the Plan Year. The employee shall indicate on such authorization form the amount of payroll deduction which he has elected. A separate authorization form must be filed for each Plan Year during which an employee wishes to participate in the Plan.

   8.   USE OF FUNDS

   All payroll deductions or other funds received or held by the Company under this Plan may be used for any corporate purpose and need not be segregated in any way. No interest will be paid or allowed under any circumstances on any money paid by the participating employees.

   9.   EXERCISE OF OPTION

   Unless a participant gives written notice to the Company as provided in paragraph 12, his option to purchase Stock will be exercised automatically for him at the termination of a Plan Year for the number of full shares of Stock which the accumulated payroll deductions credited to his account at that time will purchase at the applicable price; provided, however, that not more than 2,000 shares of the Stock may be purchased in any Plan Year by a participant employee. Any cash balance remaining in the employee's account after the termination of a Plan Year will be carried forward to the employee's account for the purchase of Stock during the next Plan Year if the employee has elected to continue as a participant in the Plan. Otherwise, the employee will receive a cash payment equal to the balance of his account.

   10.  DELIVERY OF STOCK

   Certificates for Stock purchased in each Plan Year will be issued and delivered as soon as practicable after the end of such year. Until stock certificates are issued, the employee will not have the rights or privileges of a shareholder with respect to such shares.

   11.  REGISTRATION AND QUALIFICATION OF SHARES

   The President may postpone the issuance of shares under the Plan for such reasonable period of time as will enable the Company, if it so elects, to cause a registration statement in respect of such shares to be filed and to become effective under the Securities Act of 1933, as amended, or to cause compliance with applicable provisions of any state securities law.

   12.  WITHDRAWAL FROM THE PLAN

   A participant may withdraw the payroll deductions credited to his account under the Plan by giving written notice to the Company. Such withdrawal will become effective on the first day of the month following receipt of notice thereof, provided notice is received at least 10 days before the end of the preceding month. In any event an employee's right to withdraw terminates at the end of a Plan Year. A participant who withdraws from the Plan will not become eligible to again participate in the Plan until the beginning of the next Plan Year.

   13.  TERMINATION OF EMPLOYMENT

   In the event of any termination of a participant's continuous service with the Company or a subsidiary, including death, the entire amount credited to the account of such a participant shall be paid to the person entitled thereto.

   14.  RIGHTS NOT TRANSFERABLE

   An employee's rights under the Plan belong to him alone and may not be sold, assigned, pledged or otherwise transferred in any manner and may not be availed of for any purpose by any other person.

   15.  ADJUSTMENT UPON CHANGE IN CAPITALIZATION

   If any option under this Plan is exercised subsequent to any stock dividend, split-up, recapitalization, merger, consolidation, combination, or exchange of shares, or the like, occurring after such option was granted, as a result of which shares of any class shall be issued in respect of the outstanding shares of Stock, or shares of Stock shall be changed into the same or a different number of the same or another class or classes, the number of shares to which such option shall be applicable and the option price for such shares shall be appropriately adjusted by the Company. Upon the occurrence of any event of the type described in this paragraph 15, the Board of Directors shall also make appropriate changes in the number of shares of Stock that may be offered under the Plan and in the maximum number of shares that may be purchased by any participant.

   16.  COSTS OF THE PLAN

   The Company will assume all fees and expenses incurred in connection with the Plan, including any original issue or transfer taxes which may be applicable to shares issued thereunder.

   17.  ADMINISTRATION OF THE PLAN

        A. Subject to direction of the Board of Directors, the President of the Company shall administer the Plan and make such interpretations and regulations as he deems desirable or necessary in connection with its operation.

        B. The Board of Directors of the Company at any time may suspend or terminate the Plan. No option to purchase shares thereunder shall be granted during any suspension of the Plan or after the Plan has been terminated. The Board of Directors may amend the Plan from time to time except that, without approval by the shareholders of the Company, no amendment shall be made which would increase the aggregate number of shares of Stock which may be subject to option under the Plan or change the terms for computing the market value at which options may be exercised. Should the Plan be suspended or terminated, any option granted prior to such time shall not be canceled nor the terms or conditions thereof altered as a result of such suspension or termination without the consent of the participant.

   18.  SHAREHOLDER APPROVAL; EFFECTIVE DATE

   This Plan was amended on January 27, 1995 by the Board of Directors, which amendments shall be effective as of the Plan Year commencing May 15, 1995. Section Number 3 regarding the number of shares to be offered for subscription was amended by the Board of Directors, subject to approval by the holders of outstanding shares of Stock entitled to vote thereon at the next annual meeting of the Company's shareholders.